EXHIBIT 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826


December 26, 2003

Board of Directors
Garuda Capital Corp.

     Re:  Registration Statement on Form Sb-2
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Gentlemen:

     You have requested my opinion as to the legality of the issuance by Garuda Capital Corp., (the "Corporation") of 5,940,968 shares of Common
Stock being offered by certain selling securities holders and the 6,623,575 shares being offered pursuant to the rights offering(the "Shares"). The Shares are the subject of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed on or before December 29, 2003.

     Pursuant to your request I have reviewed and examined:(1).The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2). The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3). The minute book of the Corporation; (4). A copy of certain resolutions of the Board of Directors of the Corporation; (5). The Registration Statement; (6) and
(7).Such other matters as I have deemed relevant in order to form my opinion.

     Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, have been duly authorized, legally issued, fully paid and non-assessable.

     My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

     Not withstanding the above, I consent to the use of this opinion in the Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ DENNIS BROVARONE
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Dennis Brovarone